Exhibit (p)

Board of Trustees

Sardis Credit Opportunity Fund

4200 Northside Parkway, Building 4, Suite 300

Atlanta, GA 30327

Re:	Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the Trust, I, Colin McBurnette, will invest an initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

I, Colin McBurnette, hereby subscribe to purchase a beneficial interest (“Interest”) in the Sardis Credit Opportunity Fund in the amount of $100,000 for 10,000 shares at net asset value of $10.00 per share, in consideration for which I agree to transfer to you upon demand cash in the amount of $100,000.00.

I agree that the Interest is being purchased for investment purposes only, and not for distribution or resale to the public.

Sincerely,

By:	/s/ Colin McBurnette
Name:	Colin McBurnette
Date:	7/2/25

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Sardis Credit Opportunity Fund

By:	/s/ Samuel Dunlap
Name:	Samuel Dunlap
Title:	President and Principal Executive Officer
Date:	7/2/25